Exhibit 10.6

NINTH AMENDMENT TO CAMPBELL/SIMPSON TONKIN SPRINGS VENTURE
LIMITED PARTNERSHIP TONKIN MINERAL LEASE

This Amendment Number Nine dated this 22nd day of January, 1993, (“Effective Date”) to that certain Tonkin Mineral Lease dated January 1, 1986 (the “Lease”) between LYLE F. CAMPBELL, a single man, and JULIAN E. SIMPSON and JEAN C. SIMPSON, husband and wife (collectively “Lessor”) and TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP and U.S. GOLD CORPORATION (collectively, the “Lessee”) .

RECITALS

A.                      DENAY MINING COMPANY has withdrawn from the TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP.

B.                        Lessee desires to amend the Lease to postpone payment of the 1993 advance minimum royalty of the greater of $150,000.00 and the Dollar Equivalent of 455 ounces of gold, until March 31, 1993.

C.                        Lessor is willing to agree to postponement of the payment of the advance minimum royalty until March 31, 1993 in consideration for other amendments to the Lease.

WHEREFORE, the parties in consideration of the mutual covenants and conditions below agree as follows:

1.                          The first paragraph of Article 3 of the Lease and the Advance Minimum Royalty Schedule immediately following said first paragraph of Article 3 are amended to read as follows:

“3.                     Advance Minimum Royalty. Lessee shall pay to Lessor as advance minimum royalty (“Advance Minimum Royalty”) the following amounts on the following dates:

Due Date of Advance Minimum Royalty Payment	Amount of Advance Minimum Royalty Payment

Between January 1-15, 1987	The greater of $50,000 or the U.S. “Dollar equivalent”* of 152 ounces of gold.

Between January 1-15, 1988	The greater of $50,000 or the U.S. “Dollar equivalent”* of 152 ounces of gold.

Between January 1-15, in the years 1989, 1990, 1991, and 1992.	The greater of $150,000 or the U.S. “Dollar equivalent”* of 455 ounces of gold.

Between January 1 and March 31, 1993.

The greater of $150,000 or the U.S. “Dollar equivalent”* of 455 ounces of gold, plus interest from January 1, 1993 until paid at the Prime Rate as published in The Wall Street Journal for December 31, 1992 until paid in full.

Between January 1-15, 1994 and between January 1-15 in each year thereafter during the term of this Lease.	The greater of $150,000 or the U.S. “Dollar equivalent”* of 455 ounces of gold.

* The term “Dollar equivalent” is defined below in this Article.

2.                          3.                          The first sentence of the first paragraph of Article 8 of the Lease is revised to read as follows:

“To the extent required by law to hold the unpatented mining claims subject to this Lease in good standing, and subject to the other provisions of this Lease, Lessee agrees during the term of this Lease to timely perform labor or make improvements on or for the benefit of each of the unpatented mining claims comprising the Mineral Prospect as is required by applicable federal or state laws and regulations (hereinafter “assessment work”).”

The balance of Article 8 of the Lease should be retained as originally included in the Lease.

3.                          A new Article 8A is added to the Lease as follows:

“Lessee shall pay, on or before August 1, 1993, for each unpatented mining claim subject to the Lease on June 1, 1993 all holding fees, claim rental fees and filing and recording fees required to hold said mining claims in good standing through the assessment year ending at noon on September 1, 1994. The parties acknowledge that pursuant to Public Law No. 102-381, the holding fee or claim rental fee for each said claim is $200.00 per unpatented mining claim. All such payments shall be included as part of Lessee’s work expenditures under Article 5 for 1993. In contemplation of further possible changes in the mining law, Lessee agrees at Lessee’s sole expense to pay all holding fees, claim rental fees, filing fees and recording fees and to timely perform all acts necessary to hold the mining claims in good standing during the term of the Lease, as provided herein. Lessee specifically agrees that it will do all such acts and pay all such fees due during a calendar year for all unpatented mining claims that are subject to this Lease on June 1 of that calendar year; and that Lessee shall be obligated to do all such acts and make all such payments despite any partial or full termination of the Lease or any claims dropped after May 31 of said calendar year.”

4.                          A new Article 17A is added as follows:

“17A. It is the policy of Lessor to comply fully and in all respects with all environmental, reclamation and land use permitting regulations and laws. In furtherance of that policy, Lessee shall perform all of the duties listed in this Article 17A. Lessee shall at all times and at its own expense comply in all respects with all county, state and federal laws, statutes, ordinances, rules and regulations relating to Lessee’s actions under this agreement on or about the Mineral Prospect. Lessee shall also at all times and at its own expense pay any and all fees or costs required to be paid to any governmental agency to keep the rights to the mining claims in good standing, as provided in this Lease.

“Lessee shall notify Lessor verbally within forty-eight (48) hours after Lessee becomes aware of the occurrence of any event on the Mineral Prospect which poses a substantial risk of material environmental liability and shall give Lessor detailed notification in writing within ten (10) days. Such occurrences include but are not limited to cyanide or other toxic chemical or mineral leaks, spills or contaminations or any episode or occurrence resulting in killing of wildlife which was caused by said spills, leaks or contaminations.

“Lessee shall provide Lessor with copies of all plans, maps and all other documents submitted in compliance with government regulations and all agreements with any government agency pertaining to the Mineral Prospect, including but not limited to, Notices of Intent to Operate, Plans of Operation, Environmental Impact Statements, reclamation statements, and all government agency communications sent to any such agency and received by Lessee from any such agency which are related to such submissions or agreements, within ten (10) days of sending to or receiving from the government agency such material. In the event any government agency requires the filing of a bond to insure Lessee’s performance, Lessee agrees to provide such bond at its own cost and expense.

“Lessee shall indemnify and hold LESSORS harmless of and from any and all claims, demands or liabilities arising out of or in connection with the operations or activities of Lessee hereunder.”

5.                          Lessee and Lessor agree to negotiate in good faith for further amendment to the Lease which will assure the Lessor of the ability to conduct a metal balance and royalty accounting on an ongoing basis at the earliest possible date after production commences. This amendment is intended to facilitate the ability of the parties to assure payments from mineral production are accurately and properly paid to the respective parties.

6.                          Except as expressly amended above, the Lease shall remain in full force and effect in accordance with its original terms as modified by the eight (8) prior amendments.

IN WITNESS WHEREOF, the parties hereto have executed this NINTH (9th) AMENDMENT as of the dated first above written.

LESSOR

LYLE F. CAMPBELL TRUST

By	/s/ Lyle F. Campbell
LYLE F. CAMPBELL, Trustee

By	/s/ Julian E. Simpson
JULIAN E. SIMPSON, Lessor

By	/s/ Jean C. Simpson
JEAN C. SIMPSON, Lessor

LESSEE

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP

By	/s/ William Reid
WILLIAM REID, President of Tonkin Springs Mining Company, Manager

STATE OF NEVADA	}
} ss.
COUNTY OF WASHOE	}

On this 9th day of February, 1993, before me, the undersigned, a Notary Public for the State aforesaid, personally appeared LYLE F. CAMPBELL, known to me to be Trustee for THE LYLE F. CAMPBELL TRUST, the person whose name is subscribed to the within instrument and being authorized to do so, acknowledged that he executed the same on behalf of said Trust.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.

(SEAL)	NOTARY PUBLIC STATE OF NEVADA County of Washoe SHARON MITCHELL
/s/ Sharon Mitchell
Notary Public in and for the State of Nevada, Residing at: Reno Nevada. My commission expires: April 28, 1996
My Appointment Expires Apr. 28, 1996

STATE OF Hawaii	}
} ss.
COUNTY OF MAUI	}

On this 3 day of February, 1993, before me, the undersigned, a Notary Public for the State aforesaid, personally appeared JULIAN E. SIMPSON and JEAN C. SIMPSON, husband and wife, known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that the executed the same.